EXHIBIT 10.19

THERASENSE, INC.

AMENDED AND RESTATED CHANGE OF CONTROL

AND SEVERANCE AGREEMENT

This Amended and Restated Change of Control and Severance Agreement (the “Agreement”) is made and entered into effective as of             , 2003 (the “Effective Date”), by and between W. Mark Lortz (the “Employee”) and TheraSense, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

R E C I T A L S

A. It is expected that the Company from time to time will consider the possibility of a Change of Control. The Board of Directors of the as Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.

B. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his employment and to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

C. In addition, Employee is a longstanding senior executive officer of the Company whose ongoing contributions are important to the Company’s success. In order to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company, the Board believes that it is imperative to provide the Employee with certain benefits upon the Employee’s termination of employment both prior to and following any Change of Control.

D. The Employee and the Company have entered into a Change of Control Agreement, dated              (the “Original Change of Control Agreement”).

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Employee by the Company, the parties hereby amend and restate the Original Change of Control Agreement in its entirety as follows:

1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of the Employee, (ii) Employee’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Employee which constitutes misconduct and is injurious to the Company, or (iv) continued willful violations by the Employee of the Employee’s obligations to the Company after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his duties.

(b) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i) the signing of an agreement by the Company and another entity relating to a merger or consolidation of the Company with the other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii) the approval by the stockholders of the Company of a plan of complete liquidation of the Company or the signing of an agreement by the Company and another entity relating to the sale or disposition by the Company of all or substantially all of the Company’s assets to the other entity;

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(c) Involuntary Termination. “Involuntary Termination” shall mean (i) without the Employee’s express written consent, a significant reduction of the Employee’s duties, position or responsibilities relative to the Employee’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains as such following a Change of Control but is not made the Chief Financial Officer of the acquiring corporation) shall not constitute an “Involuntary Termination;” (ii) without the Employee’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) without the Employee’s express written consent, a reduction by the Company of the Employee’s base salary as in effect immediately prior to such reduction; (iv) without the Employee’s express written consent, a material reduction by the Company in the kind or level of employee benefits (including cash and stock bonus plans) to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; (v) without the Employee’s express written consent, the relocation of the Employee to a facility or a location which increases Employee’s one-way commute from Employee’s residence at the time of the Change of Control by more than thirty (30) miles; (vi) any purported termination of the Employee by the Company which is not effected for Cause; or (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 6 below.

(d) Options. “Options” shall mean all options to purchase shares of the Company’s Common Stock previously granted by Company to Employee under the Company’s incentive stock plans and all options to purchase shares of the Company’s Common Stock that are granted by Company to Employee after the date hereof and prior to the date of a Change of Control, if any, under the Company’s equity incentive plans as may be in effect from time to time.

(e) Purchased Stock. “Purchased Stock” shall mean all shares of the Company’s Common Stock purchased by Employee from the Company (whether purchased prior to or after the date hereof) prior to the date of a Change of Control that are subject to a right of repurchase in favor of the Company (or its successor), which right lapses over time based on continued employment by or services to the Company (or its successor).

(f) Termination Date. “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.

(g) Change of Control Effective Date. “Change of Control Effective Date” shall mean the effective date of a Change of Control described in Section 1(b)(iii) and Section 1(b)(iv) and shall mean the effective date of the transaction approved by stockholders and described in Section 1(b)(i) and Section 1(b)(ii).

2. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied or, if earlier, on the date, prior to a Change of Control, Employee is no longer employed by the Company.

3. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

4. Change of Control and Severance Benefits.

(a) Accelerated Vesting Upon a Change of Control. Upon the Change of Control Effective Date, seventy five percent (75%) of the then unvested Options granted by the Company to the Employee prior to the Change of Control shall become fully vested and exercisable as of the Change of Control Effective Date and all Purchased Stock that was purchased prior to the Change of Control shall have such right of repurchase lapse with respect to seventy five percent (75%) of the then unvested shares of Purchased Stock as of the Change of Control Effective Date. The remaining unvested Options granted by the Company to Employee and the remaining unvested shares of Purchase Stock shall continue to vest at the same rate following the Change of Control Effective Date as prior to such date, based on Employee’s continued employment by or services to the Company (or its successor).

(b) Termination Following A Change of Control. If the Employee’s employment with the Company terminates as a result of an Involuntary Termination at any time after a Change of Control and prior to the twelve-month anniversary of the Change of Control Effective Date, the Employee shall be entitled to the following benefits:

(i) All unvested Options granted by the Company to the Employee prior to the Change of Control shall become fully vested and exercisable effective as of the Termination Date and all Purchased Stock that was purchased prior to the Change of Control shall have such right of repurchase lapse effective as of the Termination Date.

(ii) The Company shall pay to the Employee a lump sum payment equal to two (2) times the Employee’s then current annual base salary, subject to the Employee’s execution of a general release of claims against the Company in a form satisfactory to the Company.

(iii) The Company shall make a lump sum cash payment to the Employee in an amount such that, after payment by the Employee of all applicable taxes thereon, the Employee retains an amount that will enable the Employee to purchase health care coverage pursuant to COBRA (or for comparable coverage in the event COBRA coverage is no longer available) substantially similar to the coverage the Employee received immediately prior to such termination for a period of twenty four (24) months, subject to the Employee’s execution of a general release of claims against the Company in a form satisfactory to the Company.

(c) Other Terminations.

(i) If Employee’s employment with the Company is terminated, other than as a result of an Involuntary Termination, following a Change of Control but prior to the Change of Control Effective Date, then Employee shall not be entitled to the benefit of Section 4(a) or Section 4(b) of this Agreement.

(ii) If the Employee’s employment with the Company terminates, other than as a result of an Involuntary Termination, following the Change of Control Effective Date, then the Employee shall only be entitled to the benefit of Section 4(a) of this Agreement.

(d) Severance Benefits. If the Employee’s employment is terminated by the Company without Cause at any time after the Effective Date (other than a termination that is after a Change of Control and prior to the twelve-month anniversary of the Change of Control Effective Date), then (A) the Company shall pay to the Employee a lump sum payment equal to 1.5 times the

Employee’s then current annual base salary and (B) the Company shall make a lump sum cash payment to the Employee in an amount such that, after payment by the Employee of all applicable taxes thereon, the Employee retains an amount that will enable the Employee to purchase health care coverage pursuant to COBRA (or for comparable coverage in the event COBRA coverage is no longer available) substantially similar to the coverage the Employee received immediately prior to such termination for a period of eighteen (18) months. The foregoing payments shall be subject to the Employee’s execution of a general release of claims against the Company in a form satisfactory to the Company.

5. Excise Tax Gross-Up. In the event it shall be determined that any compensation by or benefit from the Company to the Employee or for the Employee’s benefit, whether pursuant to the terms of this Agreement or otherwise (collectively, the “Severance Payments”), (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Employee an additional lump-sum payment (a “Gross-Up Payment”) in an amount determined by the Company’s outside auditors such that, after payment by the Employee of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Employee shall retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Severance Payments.

Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

6. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notices.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

8. Arbitration.

(a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Alameda County in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) Employee understands that nothing in this Section modifies Employee’s at-will employment status. Either Employee or the Company can terminate the employment relationship at any time, with or without Cause.

(d) EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;

(iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Integration; Conflict. This Agreement and any outstanding stock option agreements and restricted stock purchase agreements between the Company and Employee represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement and any stock option agreement or restricted stock purchase agreement. To the extent the terms and conditions of Section 1 or Section 4 of this Agreement are different from or conflict with similar terms and conditions set forth in any outstanding stock option agreements or restricted stock purchase agreements between the Company and Employee, Section 1 and Section 4 of this Agreement shall govern. Any payments and benefits due to the Employee hereunder shall be reduced by any amounts paid to the Employee as required by any applicable law in connection with any termination of the Employee’s employment.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	THERASENSE, INC.

By:
Title:

EMPLOYEE:
Signature

W. Mark Lortz
Printed Name